Exhibit 15.1

Consent of Independent Auditor

The Board of Directors
Royal Standard Minerals Inc.

We consent to the inclusion in this annual report on Form 20-F of (i) our Independent Auditors’ Report dated May 24, 2013 on the consolidated statements of financial position of Royal Standard Minerals Inc. as at January 31, 2013 and 2012, and the consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information; and (ii) our Independent Auditors’ Report dated May 29, 2012 on the consolidated statements of financial position of Royal Standard Minerals Inc. as at January 31, 2012, January 31, 2011 and February 1, 2010, and the consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the years ended January 31, 2012 and 2011 and a summary of significant accounting policies and other explanatory information.

We also consent to the incorporation by reference of such reports in the registration statements on Forms S-8 (File Nos. 333-161518 and 333-182345) of Royal Standard Minerals Inc.

/s/ MSCM LLP

Chartered Accountants
Licensed Public Accountants

Toronto, Ontario
June 14, 2013